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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT


This Agreement is effective the first day of August, 1996, by and between Young America Corporation (hereinafter referred to as the "Company") and L. Joseph Kulas (hereinafter referred to as "Employee").

For good and valuable consideration the parties hereto agree as follows:

1. Subject to the control of the President and the Board of Directors of the Company, Employee shall serve in the capacity of Chief Financial Officer, the Company agrees that the duties assigned to Employee shall not be inconsistent therewith and Employee shall have executive powers and authority as shall be reasonably be required to enable Employee to discharge the duties of the Chief Financial Officer in an efficient manner.

2. The Company employs Employee and the Employee agrees to serve the Company for a term of 24 months commencing the first day of August, 1996, with an automatic twelve month extension of the Agreement term on each annual anniversary of the Agreement. The automatic term renewal clause of the Agreement to terminate on the first day of the month after which the Employee reaches Employee's 63rd birthday. Either the Company or the Employee may exercise an option to cancel the automatic renewal clause of this Agreement at any time by giving the other party 30 day written notice.

3. So long as the Agreement and any renewal thereof shall continue in effect, Employee shall devote Employee's full business time and energies to the business and affairs of the Company and use the Employee's best efforts, skills and abilities to promote the Company's best interests.

4. For all services rendered by Employee under this Agreement and any renewal thereof the Company shall:

      A. Compensate the Employee with a base salary of $150,000 per year, payable semi-monthly. Compensation to commence August 12, 1996. The Company will upon satisfactory performance of Employee, grant to Employee reasonable annual increases in base salary during the Agreement and any renewal thereof.

      B. Direct that the Employee participate in the Officer's Bonus Program. Participation will be at a level commensurate with other Officer's at a similar level of responsibility and authority and will be based on Company and personal performance.

      C. Advance the Employee a signing bonus of $12,000. Such signing bonus to be paid January 1, 1997. The signing bonus is to be amortized as an addition to Employee's compensation at a rate of $1,000 per month of employment beginning January 1997.
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                              EMPLOYMENT AGREEMENT
                                 by and between
   Young America Corporation and L. Joseph Kulas dated August 1, 1996 (Con't)

      D. Will reimburse Employee for any and all reasonable expenses incurred as a result of Company related activities, including but not limited to: Entertainment and Travel, Continuing Professional Education, Professional Associations, Telephone, Etc. The Company shall furnish Employee a Personal Computer and Printer for use at Employee's home with such capabilities and software that the Employee will be able to do work at home and have access to Company systems from Employee's home.

      E. Provide Employee with medical, dental, life, disability, and other such coverage's in accordance with the Company's practices for all other exempt employees.

      F. Carry Director's and Officer's Liability Insurance with the Employee as a named insured.

5. Employee recognizes and acknowledges that in the position of Chief Financial Officer that Employee will have access to certain valuable and confidential information concerning the Company's business activities. Employee further acknowledges that should Employee terminate employment with the Company such termination could have serious short term effects on the Company. Therefore, Employee agrees that for a period of twelve months after any such termination, Employee will not work for any organization that directly competes with the Company. This restriction will be applicable only in the event that the Employee voluntarily terminates employment or is terminated for cause.

6. The Company agrees that for the period August 1, 1996 through December 31, 1996, Employee will receive 10 working days paid vacation. Effective January 1, 1997 through December 31, 1998, Employee shall receive a total of 15 working days paid vacation per year. Effective January 1, 1999 and thereafter, Employee will receive 20 working days of vacation per year. The vacation time to be taken shall be at the Employee's sole discretion, except that in determining when to take such vacation, Employee shall take into consideration the best interests of the Company. Employee may elect not to use the full amount of vacation time granted, in which case the unused portion will be carried forward to the following year. Whatever unused portion remains at the end of the carry forward year will be forfeited. The Employee will be required to use 10 days vacation annually, a minimum of 5 days must be consecutive.

7. This Agreement of any renewal thereof may be terminated prior to the end of the term herein set forth if in the event that the Company shall be dissolved in bankruptcy; Employee shall die or become totally disabled; or Employee shall be terminated for cause as hereinafter provided:

      A. In the event of Employee's death, the Company shall pay to Employee's spouse or estate, if spouse does not survive Employee, any accrued and unpaid salary, bonus, and vacation pay.
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                              EMPLOYMENT AGREEMENT
                                 by and between
   Young America Corporation and L. Joseph Kulas dated August 1, 1996 (Con't)

      B. The Board of Directors may determine that Employee has become totally disabled for purposes of this Agreement in the event that Employee shall fail because of illness or incapacity to render for three consecutive months or shorter periods aggregating six months or more in any consecutive twelve monthly periods, services of the character contemplated by this Agreement, and thereupon this Agreement and employment of Employee hereunder shall be deemed terminated as of the end of the calendar month in which such determination is made. In such event, Employee shall receive for the Company any accrued and unpaid salary, bonus, and vacation pay.

      C. The Board of Directors of the Company may dismiss the Employee for cause on two week's written notice. At the time of such dismissal, the Company will pay Employee any accrued and unpaid vacation. Dismissal for cause will be deemed to include neglect by Employee of duties hereunder or willful misconduct of Employee in connection with the performance of duties or other such acts of conduct sufficiently detrimental to the Company to warrant dismissal of Employee for cause under the laws of the State of Minnesota.

8. This Agreement may be modified by mutual consent of the parties hereto. If modified the modification shall be attached and incorporated by reference and shall be binding on all parties as if the modification had been a part of the original Agreement.

9. This Agreement shall extend and be binding upon the Company, its successors and assigns and upon Employee, Employee's legal representative and heirs.

10. Waiver or breach of any section or term of this Agreement shall not be deemed to constitute a waiver of breach of any other section or term of the Agreement.

11. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

The parties hereto have hereby signed and agree to the provisions as set forth herein as of the date first above written.

Young America Corporation


/s/ Charles D. Weil                                 /s/ L. J. Kulas
----------------------------                        ----------------------------
by: Chuck Weil, President                           L. Joseph Kulas